UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A/A
AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
DELEK US HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware			35-2581557
(State or other jurisdiction of incorporation)			(IRS Employer Identification No.)

7102 Commerce Way	Brentwood	Tennessee	37027
(Address of principal executive offices)			(Zip Code)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of class)

This Form 8-A/A is filed by Delek US Holdings, Inc. (the “Registrant”) to reflect the expiration of the common stock purchase rights (the “Rights”) registered on the Form 8-A filed by the Registrant on March 24, 2020.
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.
Item 1 is hereby amended and supplemented as follows:
At 5:00 P.M., New York City time, on March 19, 2021, the “Final Expiration Date” occurred under the Rights Agreement, dated as of March 20, 2020 (the “Rights Agreement”), between the Registrant and American Stock Transfer & Trust Company, LLC. As a result, the Rights Agreement and the Rights issued thereunder expired by their own terms and each share of common stock, par value $0.01 per share, of the Registrant is no longer accompanied by a right to purchase, under certain circumstances, one one-thousandth of a share of the Registrant’s Series A Junior Participating Preferred Stock, par value $0.01 per share. Shareholders of the Registrant were not entitled to any payment as a result of the occurrence of the Final Expiration Date and the expiration of the Rights.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: April 7, 2021	DELEK US HOLDINGS, INC.

/s/ Reuven Spiegel
Name: Reuven Spiegel
Title: Executive Vice President and Chief Financial Officer (Principal Financial Officer)